Exhibit 99.1

NEWS RELEASE

Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Reaffirms Guidance for Fourth Quarter Fiscal Year 2003

RESTON, VIRGINIA – January 21, 2004 - SI International, Inc. (Nasdaq: SINT), an information technology, network solutions, and systems engineering (IT) provider, announced today that the Company is reaffirming its earnings guidance for the fiscal quarter ending December 27, 2003.

Based on the Company’s current backlog and management estimates as to future tasking and contract awards, SI international provided the following guidance ranges on October 28, 2003 for the fourth quarter and full year 2003 (FY03):

	Q4 2003	Full Year 2003
Revenue	$42 – 46 million	$166 – 170 million
Net income	$1.9 -2.2 million	$7.0 – 7.2 million
Diluted earnings per share	$0.23 - 0.25	$0.83 - 0.85

“We reaffirm our guidance for the fourth quarter of fiscal year 2003,” said Ray Oleson, Chairman and CEO of SI International.  “There has been no material change in our business operations since we discussed our future expectations in the last quarterly earnings conference call.”

About SI International: SI International is a provider of information technology, network solutions, and systems engineering primarily to the federal government.  The company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  These forward-looking statements involve a number of risks and uncertainties, which are described in SI International, Inc.’s filings with the Securities and Exchange Commission.  These risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; SI International’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K/A filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.  The actual results may differ materially from any forward-looking statements due to such risks and uncertainties.  SI International, Inc. undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.